Exhibit 10.3

Execution Version

J.P. MORGAN SECURITIES LLC JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	BARCLAYS 745 Seventh Avenue New York, New York 10019

November 6, 2014

Perrigo Company PLC

c/o Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010

Attention: Lou Cherico, Treasurer

Ladies and Gentlemen:

Perrigo Company PLC

Senior Unsecured Credit Facilities

Commitment Letter

This Commitment Letter (including Exhibits A and B and the annexes hereto, the “Letter”) among J.P. Morgan Securities LLC (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMCB”), Barclays Bank PLC (“Barclays”, collectively with JPMorgan and JPMCB, the “Finance Parties”, “we” or “us”; JPMCB and Barclays, collectively, the “Initial Lenders”) and Perrigo Company PLC (the “Company” or “you”) is delivered to you in connection with the proposed acquisition (the “Acquisition”) of an entity previously identified to us as “Oscar” (the “Target”) by you (or your subsidiary) and the consummation of the other Transactions (as defined in Exhibit A). Capitalized terms used but not defined herein have the meanings assigned to such terms in the New Term Sheets and Exhibit C (collectively, the “Term Sheets”).

In connection therewith you have advised us that:

(x) you wish to engage us in connection with the replacement of your existing credit facilities currently available under (a) that certain Term Loan Credit Agreement dated as of September 6, 2013 among you, the lenders party thereto, Barclays, as administrative agent, HSBC Bank as syndication agent and Bank of America, N.A., JPMCB and Wells Fargo Bank, National Association, as documentation agents (the “Existing Term Loan Credit Agreement”, the term loan facility set forth therein as of the date hereof, the “Existing Term Loan Facility”) and (b) that certain Revolving Credit Agreement dated as of September 6, 2013 among you, the lenders party thereto, Barclays, as administrative agent, HSBC Bank as syndication agent and JPMCB, Morgan Stanley Senior Funding, Inc. and RBS Citizens, National Association, as documentation agents (the “Existing Revolving Credit Agreement”, collectively with the Existing Term Loan Credit Agreement, the “Existing Credit Agreements”; the revolving credit facility set forth in the Existing Revolving Credit Agreement as of the date hereof, the “Existing Revolving Facility”, collectively with the Existing Term Loan Facility, the “Existing Facilities”) with (i) a $1.0 billion revolving credit facility (the “New Revolving Facility”) having the terms set forth in Exhibit A (the “New Revolving Term Sheet”) and (ii) a $300 million plus €800 million term loan facility (the “New Term Loan Facility”, the New Term Loan Facility collectively with the New Revolving Facility, the “New Facilities”), having the terms set forth herein in Exhibit B (the “New Term Facility Term Sheet”, collectively with the New Revolving Term Sheet, the “New Term Sheets”),

(y) to the extent a New Facility is not available on or prior to the Closing Date, it will be necessary for the applicable Existing Credit Agreement to be amended by the Required Lenders (as defined in each Existing Credit Agreement) as set forth on Exhibit C (with respect to each Existing Credit Agreement, as applicable, the “Majority Amendments”) to permit the consummation of the Transactions, and in connection therewith you have requested that the Initial Lenders commit to offer to acquire (and, if such offer is accepted, to acquire) by assignment on the Closing Date at par and pursuant to customary documentation, sufficient loans and/or commitments of non-consenting lenders under the Existing Credit Agreements necessary to achieve the effectiveness of the Majority Amendments (such necessary financing, the “Consent Financing”, and such solicitation, the “Consent Solicitation”; the Existing Facilities as modified by the Consent Solicitation, the “Amended Facilities”), and

(z) to the extent neither the New Facilities nor the Majority Amendments can be obtained prior to the consummation of the Acquisition, you have requested that the Initial Lenders commit to provide the financing necessary to replace the Existing Credit Agreements on terms identical to those set forth in the Existing Credit Agreements as of the date hereof but as modified by the Majority Amendments (any such replacement revolving facility, the “Backstop Revolving Facility” and any such replacement term loan facility, the “Backstop Term Loan Facility”, collectively the “Backstop Facilities”; the New Facilities, the Amended Facilities and/or the Backstop Facilities, as applicable, the “Facilities”).

1. Commitments and Agency Roles. You hereby appoint (i) JPMCB to act, and JPMCB hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the New Facilities and the Backstop Facilities (and if applicable, the Amended Facilities), (ii) each of JPMorgan and Barclays to act, and each of JPMorgan and Barclays hereby agrees to act, as joint lead arranger and joint bookrunner (in such capacities, the “Lead Arrangers”) for the Facilities and (iii) Barclays to act, and Barclays hereby agrees to act, as a syndication agent for the Facilities (the “Syndication Agent”). It is agreed that one or more other financial institutions identified by you and us may be given such other roles and titles as we mutually agree with respect to the Facilities, it being understood that (a) the Lead Arrangers, in active consultation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they are approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the lenders and the amount and, subject to the Fee Letters (as defined below), distribution of fees among lenders and (b) JPMorgan will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities and Barclays will be immediately to the right of JPMorgan in all such documentation. Subject to this paragraph, each of the Lead Arrangers and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles, but the Finance Parties will have no duties other than those expressly set forth herein and in the definitive documentation with respect to the Facilities (as applicable, with respect to each Facility, the “Loan Documents”).

JPMCB is pleased to advise you of its several and not joint commitment to provide, or cause one or more of its affiliates to provide, (i) $250 million of the New Facilities (divided ratably among each New Facility), such commitments being conditioned upon the portion of each New Facility not provided for by the Initial Lenders pursuant to this Letter being provided by the other Lenders (as defined below), (ii) 50% of the principal amount of the Consent Financing, in the event that the condition in the preceding clause (i) has not been met, and (iii) 50% of the Backstop Facilities, in the event that neither the New Facilities nor the Majority Amendments can be obtained prior to the consummation of the Acquisition; and Barclays is pleased to advise you of its several and not joint commitment to provide, or cause one or more of its affiliates to provide, (i) $250 million of the New Facilities (divided ratably among each New Facility), such commitments being conditioned upon the portion of each New Facility not provided for by the Initial Lenders pursuant to this Letter being provided by the other Lenders, (ii) 50% of the principal amount of the Consent Financing, in the event that the condition in the preceding clause (i) has not been met, and (iii) 50% of the Backstop Facilities, in the event that neither the New Facilities nor the Majority Amendments can be obtained prior to the consummation of the Acquisition, in each case on the terms set forth in this Letter and the Fee Letters and subject only to the conditions set forth in Section 4 and Annex B hereto. The Initial Lenders’ commitments in respect of the Consent Financing, or if applicable, Backstop Facility, with respect to an Existing Facility shall be ratably reduced to zero upon the effectiveness of the definitive documentation with respect to the applicable New Facility.

Furthermore, each Lead Arranger is pleased to advise you of its agreement, subject to the terms set forth herein and in the Fee Letters, to take commercially reasonable efforts to (x) assemble a syndicate of Lenders (as defined below) to provide the balance of the New Facilities not committed to hereunder by the Initial Lenders and (y) if applicable, solicit consents in respect of the Consent Solicitation.

Our fees for services related to the Facilities are set forth in separate fee letters with you (the “Fee Letters”), dated as of the date hereof (and for the avoidance of doubt any amendment or consent fees paid in connection with the Consent Solicitation will be for the Company’s account). In consideration of the execution and delivery of this Letter by the Finance Parties, you agree to pay the fees and expenses set forth in the Term Sheets and in the Fee Letters as and when payable in accordance with the terms hereof and thereof. Except as otherwise set forth in this Letter, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in Fee Letters and other than with respect to an arrangement fee paid to a financial institution to be agreed in an amount not to exceed the amount of and on terms otherwise not more favorable than the Arrangement Fee (as defined in the Fee Letter among the parties hereto) payable to each Lead Arranger) will be paid in connection with the Facilities unless you and we shall so agree.

2. Syndication. As soon as is practicable after the execution and delivery of this Letter and the public announcement of the Transactions (the “Syndication Commencement Date”), the Lead Arrangers intend to syndicate the New Facilities (and if applicable thereafter, engage in solicitation and/or syndication of the other Facilities) to a group of financial institutions identified by the Lead Arrangers in consultation with you, including any relationship lenders designated by you and consented to by the Lead Arrangers and you (in both cases, such consent not to be unreasonably withheld or delayed) (the “Syndication”; and such financial institutions, together with the Lead Arrangers (or their designated affiliates), the “Lenders”); provided, that in any event the Lead Arrangers agree not to syndicate to (i) any competitor of the Company or the Target and their subsidiaries that is in the same or a similar line of business as the Company and the Target and their subsidiaries and is identified in writing by the Company to the Lead Arrangers prior to the date hereof together with any affiliates thereof (other than debt fund affiliates) that are readily identifiable as such on the basis of their name, provided that the Company may update such list of competitors after the date hereof by notice in writing to, and with the consent of (such consent not to be unreasonably withheld), the Lead Arrangers and (ii) certain banks, financial institutions, other institutional lenders and investors, in each case designated in writing to the Lead Arrangers by the Company prior to the date of this Letter.

The Company agrees to use commercially reasonable efforts to ensure that the Lead Arrangers’ Syndication efforts benefit from the existing lending and investment banking relationships of the Company and its subsidiaries. To facilitate an orderly and successful Syndication of the Facilities, you agree that, until the earliest of (a) 60 days following the Closing Date, (b) the completion of a Successful Syndication (as defined in the Fee Letter entered into with the Lead Arrangers), (c) the termination of the Syndication as determined by the Lead Arrangers and (d) the termination in full of the commitments under and the repayment in full of any loans outstanding under the Facilities (such earliest date, the “Syndication Date”), the Company will not, without the prior written consent of the Lead Arrangers, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any debt facility or any debt of the Company or any of its subsidiaries (other than (i) the Bridge Facility, (ii) the New Senior Notes, (iii) borrowings under the Existing Credit Agreements and/or Facilities (iv) any other ordinary course borrowings under working capital, overdraft or other revolving facilities; provided the aggregate amount excluded hereunder and under clause (vi) below shall not exceed $50 million in the aggregate, (v) any debt incurred by Perrigo API India Pvt. Ltd. or Chemagis India Private Ltd., (vi) any ordinary course foreign borrowings; provided the aggregate amount excluded hereunder and under clause (iv) above shall not exceed $50 million in the aggregate), (vii) any exchange notes in respect of the Company’s senior notes and (viii) any borrowings under any asset securitization transactions permitted under the Existing Credit Agreements).

Until the Syndication Date, you agree to cooperate with us and provide information reasonably required by us in connection with the Syndication including the preparation of, as soon as practicable following the date hereof, a customary information package regarding the business and operations of the Company, including, without limitation, the delivery of all information relating to the Transactions prepared by or on behalf of the Company deemed reasonably necessary by the Lead Arrangers to complete the Syndication (including pro formas and projections for at least five years); (ii) the preparation of a customary information package for use in bank meetings and other communications with prospective Lenders in connection with the Syndication; (iii) using commercially reasonable efforts to arrange for direct contact between appropriate senior management, representatives and advisors of the Company with prospective Lenders and participation of such persons in such meetings, in all such cases at reasonable times mutually agreed upon; (iv) the hosting, with the Lead Arrangers, of one or more meetings with prospective Lenders and, in connection with any such meeting, consulting with the Lead Arrangers with respect to the presentations to be made and making available appropriate senior management, representatives and advisors of the Company to rehearse such presentations prior to any such meeting, in each case as reasonably requested by the Lead Arrangers and in each case at reasonable times and at such places as are mutually agreed upon; and (v) taking commercially reasonable efforts to enter into the Loan Documents as soon as practicable after the date hereof and in any event within 30 days of the date hereof. You agree that the Lead Arrangers have the right to place advertisements in financial and other newspapers and journals at their own expense describing its services to the Company to the extent permitted by law; provided that the Lead Arrangers will submit a copy of any such advertisements to the Company for its approval, which approval will not be unreasonably withheld or delayed. You further agree that any references to the Lead Arrangers or any of their respective affiliates made in advertisements or other marketing materials used in connection with the Transactions are subject to the prior written approval of the Lead Arrangers which approval shall not be unreasonably withheld or delayed. Without limiting your obligations to assist with the Syndication as set forth herein, we agree that the completion of the Syndication is not a condition of our commitments under the Consent Financing, or if applicable, the Backstop Facilities.

The Company will be solely responsible for the contents of any such information package referenced in the foregoing paragraph and the presentation described in the first sentence of the foregoing paragraph and all other information, documentation or other materials delivered to us in connection therewith, and you acknowledge that the Lead Arrangers will be using and relying upon such information without independent verification thereof. You agree that, subject to the provisions of the next paragraph, such information regarding the Facilities and information provided by the Company or its representatives to the Lead Arrangers in connection with the Facilities (including, without limitation, draft (but ready for dissemination) and execution versions of the Loan Documents, such information package, such presentation, publicly filed financial statements and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated to potential Lenders and other persons through one or more Internet sites (including an IntraLinks or Syndtrak workspace (it being understood the Company will reimburse the Lead Arrangers for the use of such platforms)) created for purposes of syndicating the Facilities (including hard copy and via electronic transmissions).

At the request of the Lead Arrangers, the Company agrees to assist us in the preparation of a version of the information memorandum and presentation that does not contain material non-public information concerning the Company, Target, or their respective affiliates or securities. In addition, the Company agrees, at our request, to identify any information materials that do not contain material non-public information as “PUBLIC” and any information not marked PUBLIC shall be deemed as being suitable only for distribution to prospective Lenders who wish to receive material non-public information (“Private Lenders”). The Company further agrees that the following documents contain information that may be distributed to all prospective Lenders: (x) the drafts and the final Loan Documents (including term sheets related thereto), (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (including, without limitation, a lender meeting invitation, bank allocation, if any, and funding and closing memoranda) and (z) notifications of changes in the terms and conditions of the Facilities.

3. Information. The Company represents and covenants that (i) all written information (other than projections, forward-looking information and information of a general economic or industry-specific nature) that has been or will hereafter be provided by or on behalf of the Company to the Lead Arrangers, the Lenders or any of their respective affiliates in connection with the Transactions (with respect to information relating to Target, to the Company’s knowledge), taken as a whole, will not when furnished contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances in which such statements were or are made and (ii) any projections that have been or will be made available to the Lead Arrangers, the Lenders or any of their respective affiliates by or on behalf of the Company in connection with the Transactions have been and will be prepared in good faith and upon assumptions that are believed by the preparer thereof to be reasonable at the time made (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in such projections will be achieved). You agree that if at any time prior to the later of the Closing Date and a Successful Syndication (to your knowledge with respect to information and projections relating to Target) any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will use your reasonable best efforts to (or, with respect to information and projections relating to Target, you will use commercially reasonable efforts to cause Target to) promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.

The Company recognizes that, in providing our services pursuant to this Letter, we will rely upon and assume the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us for such purposes, and we do not assume responsibility for the accuracy or completeness thereof. The Lead Arrangers will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Company or any other party or to advise or opine on any related solvency issues.

4. Conditions. Each Finance Party’s commitments and agreements hereunder are subject to (a) the conditions set forth in this Section 4, Annex B to the Term Sheets and, with respect to the New Revolving Facility and New Term Loan Facility, in the New Term Sheets under the headings “Initial Conditions” and “Closing Date”, respectively and (b) with regard to each New Facility, that the portion of each such New Facility not being provided by the Initial Lenders is provided by the other Lenders.

Notwithstanding anything in this Letter, the Fee Letters or the Loan Documents to the contrary, (a) the only representations relating to you, the Target and your subsidiaries and respective businesses the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (i) such of the representations made by the Target (or its applicable affiliate) in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or your applicable affiliates’) obligations to close under the Purchase Agreement or you have (or your applicable affiliate has) the right to terminate your or its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets (or as applicable, the Existing Credit Agreements) relating to organization, existence and good standing; corporate power and authority; the execution, delivery, and enforceability of the Loan Documents; no conflicts with organizational documents or, insofar as it relates to the execution, delivery and performance of the Loan Documents, applicable law, or, to the extent such conflict or lien could reasonably be expected to result in a material adverse effect, or the creation or imposition of liens on assets of the Company and its subsidiaries, agreements;

governmental approvals; use of proceeds; Investment Company Act; solvency; use of proceeds not violating anti-terrorism, sanctions (including direct or knowing indirect use of proceeds for the purpose of sales, transactions or dealings in or with sanctioned countries to the extent prohibited as of the Closing Date by applicable law) and anti-bribery laws and Patriot Act; and Federal Reserve margin regulations. Notwithstanding anything in this Letter or the Fee Letters to the contrary, the only conditions to availability of the Facilities on the Closing Date are set forth in Section 4 and Annex B to the Term Sheets. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

5. Indemnification. To induce us to enter into this Letter and the Loan Documents, you hereby agree to indemnify and hold harmless each Administrative Agent, each Lead Arranger, the Syndication Agent, and each other agent or co-agent (if any) designated by the Lead Arrangers with respect to the Facilities (each, an “Agent”), each Lead Arranger in any other capacity to which they may be appointed by you in connection with the Transactions, each Lender (including, in any event, JPMCB and Barclays) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever that may be brought by the Company, any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve the Administrative Agent, any Lead Arranger, the Syndication Agent, any other Agent, any Lender or any other Indemnified Person as a result of or arising out of or in any way related to or resulting from the Acquisition, this Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities and, upon demand, to pay and reimburse the Administrative Agent, the Lead Arrangers, the Syndication Agent, each other Agent, each Lender and each other Indemnified Person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein) (whether or not the Administrative Agent, the Lead Arrangers, the Syndication Agent, any other Agent, any Lender or any other Indemnified Person is a party to any action, suit, proceeding or claim out of which any such expenses arise); provided that (x) your obligation to reimburse the Indemnified Persons for legal expenses shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Persons (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest of which you are notified in writing, of one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) to the affected Indemnified Persons, (y) you will not have to indemnify any Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence or willful misconduct of the respective Indemnified Person or any of such Indemnified Person’s affiliates, partners, trustees, shareholders, directors, officers, employees, representatives or controlling person (any such person, a “Related Person”) to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment, (ii) a material breach by such Indemnified Person or any of its Related Persons of its express obligations under this Letter (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment in any claim, litigation or proceeding brought by you) or (iii) disputes solely among or between Indemnified Persons not relating to any acts or omissions by the Company (other than disputes against the Administrative Agent or any Lead Arranger or the Syndication Agent in its capacity or in fulfilling its role as the Administrative Agent, a Lead Arranger, the Syndication Agent or any similar role under the Facilities) and (z) each Indemnified Person will repay to the Company any such reimbursement to the extent that it is determined that such Indemnified Person is not entitled to indemnification by virtue of clause (y). Notwithstanding any other provision of this Letter, none of the Administrative Agent, the Lead Arrangers, the Syndication Agent any other Agent, any Lender or any other Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent that such damages resulted from the gross negligence or willful misconduct of the respective Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

Promptly after receipt by any Indemnified Person of notice of the commencement of any such action, suit, proceeding or claim, such Indemnified Person will notify you in writing of the commencement thereof; provided that the omission to so notify you will not relieve you of any liability which you may have hereunder except to the extent you have been materially prejudiced by such failure. The Company shall have the right to assume the defense or control the settlement of any such claim or action and to select counsel with respect thereto, which counsel shall be subject to the approval of the Lead Arrangers (such approval not to be unreasonably withheld or delayed), provided that the Company shall not consent to any settlement of or to the entry of any judgment with respect to any such claim or action except in accordance with the provisions of the next succeeding paragraph (notwithstanding the Company’s right to appoint counsel to represent such Indemnified Person in an action, such Indemnified Person shall have the right to employ separate counsel at the Company’s expense (subject to the limitations in the preceding paragraph) and to participate in the defense of any such claim or action as to it with the consent of the Company (such consent not to be unreasonably withheld or delayed) if (i) the use of counsel chosen by the Company to represent such Indemnified Person would present such counsel with an actual or potential conflict of interest or the Lead Arrangers reasonably determine that there are defenses available to it which are in addition to or different from the defenses available to the Company or (ii) the Company shall not have employed counsel satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of the commencement of such action, suit, proceeding or claim). Notwithstanding the foregoing, any Indemnified Person shall have the right to settle any such claim or action without the consent of the Company; provided that the Company shall have no liability for any settlement entered into without its prior written consent.

The Company will not, without the subject Indemnified Party’s written consent, such consent not to be unreasonably withheld, conditioned or delayed, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from any liabilities arising out of such claim, action or proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrong-doing or a failure to act by or on behalf of any Indemnified Person.

The indemnity and reimbursement obligations of the Company under this Section 5 will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Indemnified Persons.

Neither we nor any other Indemnified Person will be responsible or liable to you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Letter or the Transactions. You will not be responsible to us or any other Indemnified Person or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Letter or the Transactions; provided, that your indemnity and reimbursement obligations under this Section 5 shall not be limited by this sentence.

6. Assignments. Neither this Letter nor the Fee Letters may be assigned by you (other than, with the consent of the Lead Arrangers (not to be unreasonably withheld), on the Closing Date to the ultimate borrower under the applicable Facilities) without the prior written consent of the Finance Parties party thereto (and any purported assignment without such consent will be null and void), and this Letter and the Fee Letters are intended to be solely for the benefit of the parties thereto and are not intended to confer any benefits upon, or create any rights in favor of, any person (including stockholders, employees or creditors of the Company) other than the parties thereto (and any Indemnified Person). Each of the Finance Parties may assign its agreements hereunder and under the Fee Letters, in whole or in part, to any of its respective affiliates, with the Company’s consent (not to be unreasonably withheld or delayed), to additional arrangers or any Lender and upon such assignment, each applicable Finance Party, will be released from that portion of its commitments and agreements hereunder that has been assigned. Neither this Letter nor the Fee Letters may be amended or any term or provision thereof waived or modified except by an instrument in writing signed by each of the parties thereto.

7. USA PATRIOT Act Notification. Each of the Finance Parties hereby notifies the Company that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each other Lender may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Finance Parties and each other Lender to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Finance Parties and each other Lender.

8. Sharing Information; Affiliate Activities; Other Matters. Please note that this Letter, the Fee Letters and any written or oral communications provided by the Finance Parties or any of their respective affiliates in connection with the Transactions are exclusively for the information of the board of directors and senior management of the Company and may not be disclosed to any person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Finance Parties to the extent permitted by law, pursuant to applicable law or compulsory legal process, including, without limitation, a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee. In addition, we hereby consent to your disclosure of (i) this Letter and such communications to the Company’s affiliates, officers, directors, employees, attorneys, accountants, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligations to keep this Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Letter or the information contained herein (but not the Fee Letters, other than versions of the Fee Letters with any fees and other economic terms redacted in a customary manner (which in any event shall include redaction of any fee or other economic terms) to Target and its affiliates, officers, directors, employees, attorneys, accountants, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligations to keep this Letter and the information contained herein confidential and such persons agree to hold the same in confidence and (iii) the aggregate amount of additional interest and fees set forth herein as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to additional interest and fee amounts related to the Transactions or any other information in this Letter (other than specific additional interest and fees) or other communications to the extent customary or required in offering and marketing materials for the Facilities, the Bridge Facility, the New Equity or the New Senior Notes or to the extent customary or required in any public or regulatory filing relating to the Transactions; provided that the foregoing restrictions shall cease to apply to the extent such information becomes publicly available other than by reason of disclosure in violation of this paragraph. Notwithstanding anything herein to the contrary, any party to this Letter (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the immediately preceding sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates and their respective affiliates’ directors and employees to comply with the applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by the Loan Documents and this Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

The Finance Parties shall use all nonpublic information received by them in connection with the Transactions solely for the purposes of providing the services that are the subject of this Letter and the transactions contemplated hereby and shall treat confidentially all such information with the same degree of care as they treat their own confidential information; provided, however, that nothing herein shall prevent any Finance Party from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants, (b) in any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case such Finance Party shall promptly notify you, in advance, to the extent permitted by law), (c) upon the request or demand of any regulatory authority having jurisdiction over such Finance Party or its affiliates (in which case such Finance Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, give you notice thereof to the extent lawfully permitted to do so), (d) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Finance Party (collectively, “Representatives”) who are informed of the confidential nature of such information, (e) to any of its respective affiliates solely in connection with the Transactions (provided that such information shall be provided on confidential basis), (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Finance Party, its affiliates or Representatives in breach of this Letter, (g) for purposes of establishing a “due diligence” or other similar defense and (h) for purposes of enforcing the rights of the Finance Parties under this Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Finance Party or customary market standards for dissemination of such types of information. The obligations of the Finance Parties under this paragraph shall remain in effect until two years from the date hereof.

You agree that you will not assert any claim against any Finance Party based on an alleged breach of fiduciary duty by any Finance Party in connection with this Letter and the transactions contemplated hereby. Additionally, you acknowledge and agree that, as a Finance Party, neither JPMorgan, JPMCB nor Barclays is advising you as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. You shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Finance Parties shall have no responsibility or liability to you with respect thereto. Any review by the Finance Parties of you, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Finance Parties and shall not be on behalf of you. In addition, we may employ the services of our respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of the transactions contemplated by this Letter and such affiliates will be entitled to the benefits afforded to us hereunder.

You acknowledge that each Finance Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Finance Party will use confidential information obtained from you by virtue of the transactions contemplated by this Letter or its other relationships with you in connection with the performance by such Finance Party of services for other companies, and neither Finance Party will furnish any such information to other companies. You also acknowledge that no Finance Party has any obligation to use in connection with the transactions contemplated by this Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each Finance Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Finance Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Finance Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Please note that the Finance Parties and their respective affiliates do not provide tax, accounting or legal advice.

In addition, please note that J.P. Morgan Securities LLC has been retained by you as financial advisor (in such capacity, the “Financial Advisor”) to you in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

9. Waiver of Jury Trial; Governing Law; Submission to Jurisdiction, Etc.; Binding Obligations

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS LETTER IS HEREBY WAIVED BY THE PARTIES HERETO. THIS LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK PROVIDED, THAT (A) THE INTERPRETATION OF THE DEFINITION OF MATERIAL ADVERSE EFFECT AND WHETHER THERE SHALL HAVE OCCURRED A MATERIAL ADVERSE EFFECT, (B) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED AS CONTEMPLATED BY THE ACQUISITION AGREEMENT AND (C) WHETHER THE REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF THE COMPANY AND TARGET IN THE ACQUISITION AGREEMENT ARE ACCURATE AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT, SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF BELGIUM WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to the Transactions or the other transactions contemplated by this Letter or the performance of services hereunder and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Letter or the transactions contemplated hereby or the performance of services hereunder in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. The Company hereby appoints its subsidiary, Perrigo Company, 515 Eastern Avenue, Allegan, Michigan 49010, or if otherwise, its principal place of business in The City of New York from time to time, as its agent for service of process, and agrees that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment.

The Company hereby agrees to indemnify us and our affiliates against any loss incurred by us or our affiliates as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “judgment currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such indemnified person is able to purchase U.S. dollars with the amount of the judgment currency actually received by the indemnified person. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

This Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

This Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Letter by facsimile or other electronic transmission (including .pdf) will be as effective as delivery of a manually executed counterpart hereof. This Letter, the Fee Letters and the Loan Documents are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities. Those matters that are not covered or made clear in this Letter or in the Loan Documents are subject to mutual agreement of the parties. This Letter is in addition to the agreements of the parties set forth in the Fee Letters. No person has been authorized by the Finance Parties to make any oral or written statements that are inconsistent with this Letter.

Each of the parties hereto agrees that this Letter and the Fee Letters each constitutes a legal, valid and binding obligation, enforceable against such parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) with respect to the subject matter herein and therein (including an obligation to negotiate in good faith)), it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions specified in Section 1 and Section 4; provided, that nothing contained in this Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

10. Survival. The provisions of Sections 2 (Syndication), 3 (Information), 5 (Indemnification), 8 (Sharing Information; Affiliate Activities; Other Matters) and 9 (Waiver of Jury Trial; Governing Law; Submission to Jurisdiction, Etc.; Binding Effect) of this Letter shall remain in full force and effect notwithstanding the execution and delivery or termination of the Loan Documents, the funding of the loans thereunder or the termination of this Letter.

11. Termination; Acceptance. This Letter, the Lead Arrangers’ commitments hereunder and the Finance Parties’ agreements to provide the services described herein and all other rights and obligations of the parties to this Letter will terminate upon the first to occur of (i) receipt by the Finance Parties of written notice of termination from you, (ii) with regard to the applicable Facility, the consummation of the Acquisition without the use of such Facility and (iii) 5:00 p.m. (New York City time) on the date that is 9 months from the date hereof, unless in each case the closing of the applicable Facility has been consummated on or before such date on the terms and subject to the conditions set forth herein and in the Term Sheets.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Letter, together, if not previously executed and delivered, with the Fee Letters on or before 11:59 p.m. (New York City time) on November 6, 2014, whereupon this Letter and the Fee Letters will become binding agreements between you and us. If not signed and returned as described in the preceding sentence by such time and date, this offer will terminate on such date.

[Remainder of page intentionally left blank]

Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Letter.

Very truly yours,

J.P. MORGAN SECURITIES LLC

By:	/s/ John H. Fiore
Name:	John H. Fiore
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Krys Szrenski
Name:	Krys Szrenski
Title:	Vice President

[Signature Page to Perrigo Backstop Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ Claire O’Connor
Name:	Claire O’Connor
Title:	Managing Director

[Signature Page to Perrigo Backstop Commitment Letter]

Accepted and agreed as of the date first written above by:

PERRIGO COMPANY PLC

By:	/s/ Judy L. Brown
Name:	Judy L. Brown
Title:	Chief Financial Officer

[Signature Page to Perrigo Backstop Commitment Letter]

Exhibit A

$1.0 billion Senior Unsecured Revolving Facility

Summary of Terms and Conditions

Capitalized terms used herein but not defined have the meanings assigned to such terms in the Letter to which this Exhibit A is attached, and if applicable, the other exhibits hereto.

Transactions:	Perrigo Company PLC, a public limited company organized under the laws of Ireland (the “Company”) intends to acquire (the “Acquisition”) pursuant to the Agreement For the Sale and Purchase of 685,348,257 Shares of Omega Pharma Invest NV (“Target”), among the Company, as Purchaser, and Alychlo NV, a limited liability company incorporated under the laws of Belgium, and Holdco I BE NV, a limited liability company incorporated under the laws of Belgium, as Sellers, dated November 6, 2014 (including any schedules, exhibits, annexes, appendices or other attachments thereto, the “Purchase Agreement”) all of the outstanding ordinary shares of Target for €1,845,983,131 (increased by interest from September 30, 2014 until the completion date based on an amount of €2,480,000,000 at a rate set forth in the Purchase Agreement) of cash consideration (the “Cash Consideration”) and 5,397,711 shares of the Company’s equity securities. In connection with the Acquisition, the Company intends to finance a portion of the payment of the cash consideration in respect of the Acquisition, the repayment of certain existing indebtedness of the Company and Target and the payment of fees and expenses related to the Acquisition from the following sources: (i) the proceeds of up to $1.6 billion in senior unsecured notes (the “New Senior Notes”) or, to the extent that the New Senior Notes are not issued at or prior to the time the Acquisition is consummated, the proceeds of borrowings under a €1.75 billion senior unsecured bridge facility the (“Bridge Facility”), (ii) the proceeds of the Term Loan Facility (as defined below), (iii) the proceeds of the Revolving Facility (as defined below), (iv) the proceeds of up to $1.1 billion in new equity or equity-linked securities of the Company (the “New Equity”) or, to the extent that the New Equity proceeds are not available at or prior to the time of the Acquisition is consummated, the proceeds of borrowings under the Bridge Facility and (v) up to $700 million in cash on hand at the Company and its subsidiaries. The transactions set forth above are collectively referred to as the “Transactions”.

Borrower:	Elan Finance PLC, a wholly owned subsidiary of the Company organized under the laws of Ireland (to be renamed Perrigo Finance PLC) (the “Borrower”).

Guarantor:	The Company. No subsidiary guarantors, subject to the covenant relating to the addition of an entity as a guarantor if such entity is an obligor of notes or syndicated credit facilities of the Company or its subsidiaries.

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Joint Bookrunners and
Joint Lead Arrangers:	J.P. Morgan Securities LLC (“JPMorgan”), Barclays Bank PLC (“Barclays”) and a financial institution to be agreed will act as joint bookrunners and joint lead arrangers (in such capacities, “Lead Arrangers”) for the Revolving Facility.

Administrative Agent:	JPMorgan Chase Bank, N.A. will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Revolving Lenders (as defined below) and will perform the duties customarily associated with such role.

Syndication Agents:	Barclays and a financial institution to be agreed will act as syndication agents (in such capacity, the “Syndication Agents”) and will perform the duties customarily associated with such role.

Lenders:	JPMCB, Barclays, and other banks, financial institutions and institutional lenders arranged by the Lead Arrangers (each, a “Revolving Lender” and, collectively, the “Revolving Lenders”).

Type and Amount:	A five-year revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in the amount of $1.0 billion (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”).

Initial Conditions:	The initial availability of the Revolving Facility shall be subject to satisfaction or waiver of the conditions set forth in Annex B hereto (such date, the “Closing Date”).

Ongoing Conditions:	After the Closing Date, the making of each Revolving Loan and the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the Revolving Facility Documents and (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit.

Use of Proceeds:	The proceeds of the Revolving Loans shall be used to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries, including to partially fund the Transactions.

Availability and
Maturity:	The Revolving Facility shall be available in U.S. dollars, euros, sterling and other currencies on terms consistent with the Existing Revolving Credit Agreement on a revolving basis during the period commencing on the Closing Date (as defined above) and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”); provided that extensions of credit under the Revolving Facility on the Closing Date shall only be permitted to the extent that on a pro forma basis for such extension at least half the total Revolving Commitments on the Closing Date remain undrawn. The Revolving Commitments will expire, and the Revolving Loans

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will mature, on the Revolving Termination Date. Usage of Revolving Loans denominated in foreign currencies shall be determined based on the U.S. dollar equivalent thereof pursuant to mechanics substantially consistent with the Existing Revolving Credit Agreement.

Letters of Credit:	A portion of the Revolving Facility not in excess of $50.0 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Administrative Agent, the Syndication Agent and other Revolving Lenders reasonably satisfactory to the Borrower (in such capacity, the “Issuing Lender”). Each Issuing Lender shall have a Letter of Credit sub-commitment split ratably across the aggregate $50 million Letter of Credit commitment. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with their own funds or with the proceeds of Revolving Loans) within one business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Swingline Loans:	A portion of the Revolving Facility not in excess of $100.0 million shall be available to the Borrower for swingline loans (the “Swingline Loans”) in U.S. dollars from the Administrative Agent and other currencies to be agreed (including U.S. dollars and including a $15 million sublimit for Swingline Loans in New Israeli Shekels and a $15 million sublimit for Swingline Loans in pesos) from Revolving Lenders to be agreed, on same-day notice (or the case of non-U.S. dollars, on timing to be mutually agreed). Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Revolving Lender under the Revolving Facility shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis. Swingline Loans with respect to a particular currency shall be made ratably among the Lenders thereof (“Swingline Lenders”) and in any case the obligation of a Swingline Lender to make Swingline Loans shall not exceed the applicable Swingline Lender’s unused Revolving Commitment. Each borrowing of Revolving Loans shall also be accompanied by a prepayment of all outstanding Swingline Loans.

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Interest Rate, Additional
Interest and Certain Fees:	As set forth on Annex A-I.

Interest Payments:	Quarterly for Loans bearing interest based upon the Base Rate (as defined in Annex A-I); on the last day of selected interest periods (which will be one week or one, two or three months) for Loans bearing interest based upon the Adjusted Eurodollar Rate (as defined in Annex A-I); and upon prepayment (with respect to the principal amounts so prepaid), in each case payable in arrears and computed on the basis of a 360-day year with respect to Revolving Loans bearing interest based upon the Adjusted Eurodollar Rate, or Federal Funds effective rate (or a 365/366-day year with respect to Revolving Loans bearing interest based upon the Administrative Agent’s prime rate).

Voluntary Prepayments:	Revolving Loans may be prepaid in whole or in part without premium or penalty (but with accrued interest) and the Revolving Commitments may be voluntarily reduced; provided that Revolving Loans bearing interest based upon the Adjusted Eurodollar Rate will be prepayable only on the last day of the applicable interest period unless the Borrower pays any related breakage costs.

Collateral:	The obligations under the Revolving Facility will be unsecured.

Representations and
Warranties:	The Revolving Facility will only contain the following representations and warranties: organization and powers; authorization and enforceability; government approvals and no conflicts; financial condition and no material adverse change; properties; litigation and environmental matters; compliance with laws and agreements (including anti-corruption, sanctions (including direct or knowing indirect use of proceeds for the purpose of sales, transactions or dealings in or with sanctioned countries to the extent prohibited by applicable law) and anti-terrorism laws); investment company status; taxes; ERISA; disclosure; use of proceeds (including margin regulations); and solvency of the Company and its subsidiaries on a consolidated basis as of the Closing Date.

Covenants:	The Revolving Facility will only contain the following affirmative covenants: delivery of financial statements, notice of ratings changes and other information; notices of certain material events; maintenance of existence and conduct of business; payment of obligations; maintenance of properties, insurance, accounts; maintenance of books and records and inspection rights; compliance with laws; use of proceeds (including use of proceeds in compliance with the representation relating to anti-corruption, sanctions (including direct or knowing indirect use of proceeds for the purpose of sales, transactions or dealings in or with sanctioned countries to the extent prohibited by applicable law) and anti-terrorism laws); and further assurances (including (other than in each case with respect to Target Surviving Debt) with regard to assurances after entering into additional agreements that contain financial covenants and a requirement for any subsidiary that guarantees the Company’s (or its subsidiaries’) notes or syndicated credit facilities after the Closing Date to be added as a guarantor of the Revolving Facility).

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The Revolving Facility will contain only the following negative covenants (subject to carve-outs, baskets and exceptions, (including for the Target Surviving Debt (as defined below), it being understood the Target Surviving Debt shall not be “scheduled” debt but instead will be permitted pursuant to a separate new exception that may not be refinanced (unless another exception is available, in which case such new refinancing debt shall no longer be “Target Surviving Debt” for purposes of the exclusions set forth in this term sheet) that are consistent with the Existing Revolving Credit Agreement): non-guarantor subsidiary indebtedness; liens; fundamental changes; investments, loans, advances, guarantees and acquisitions; swap agreements; restricted payments; transactions with affiliates; restrictive agreements; and disposition of assets.

The financial covenants shall be as follows:

The financial covenants shall be tested starting on the last day of the first full fiscal quarter after the Closing Date and thereafter on the last day of each subsequent fiscal quarter and shall consist of (a) a maximum consolidated Leverage Ratio (to be defined in a manner consistent with the Existing Revolving Credit Agreement) of 5.50 to 1.00, with step-downs to 4.50 to 1.00 on the last day of the fiscal quarter ended on or about September 30, 2015, 3.75 to 1.00 on the last day of the fiscal quarter ended on or about March 31, 2016 and 3.50 to 1.00 on the last day of the fiscal ended on or about September 30, 2016; provided that after such level reaches (x) 3.50 to 1.00, it may be increased up to 0.50 to 1.00 or (y) 3.75 to 1.00, it may be increased up to 0.25 to 1.00, in each case, for up to four fiscal quarters after a qualified acquisition and (b) a minimum Interest Coverage Ratio (to be defined in a manner consistent with the Existing Revolving Credit Agreement) of 3.50 to 1.00.

Events of Default:	The Revolving Facility will contain the following events of default: failure to make payments when due (subject to customary grace periods and baskets in the case of failure to pay interest, fees or other amounts payable under the Revolving Facility Loan Documents); material inaccuracy of representations, warranties or certain deliverables when made or delivered; non-compliance with covenants (subject to a 30 day grace period in the case of certain affirmative covenants); cross default to material indebtedness (other than Target Surviving Debt); bankruptcy/insolvency; material judgments; ERISA; actual or asserted invalidity of Revolving Facility Loan Documents; and change of control.

For a period commencing on the Closing Date and ending on the date falling 90 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Documents (as defined below), any breach of covenants, misrepresentation or other default which arises with respect to the Target and its subsidiaries will be deemed not to be a breach of representation or warranty, a breach of covenant or an event of default, as the case may be, if:

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(i) it is capable of remedy and reasonable steps are being taken to remedy it;

(ii) the circumstances giving rise to it have not been procured by or approved by the Borrower or the Company; and

(iii) it is not reasonably likely to have a material adverse effect.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or event of default, as the case may be, notwithstanding the above.

Voting:	Amendments and waivers with respect to the definitive documentation with respect to the Revolving Facility, which shall be substantially consistent with the Existing Revolving Facility Credit Agreement (the “Revolving Facility Loan Documents”) shall require the approval of Revolving Lenders holding more than 50% of the aggregate amount of the Revolving Commitments and Revolving Loans (the “Required Revolving Lenders”), except that (a) the consent of each Revolving Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Revolving Lender’s Revolving Commitment, (iv) changes in the pro rata sharing provisions and (v) reductions of any of the voting percentages, and (b) the consent of 100% of the Revolving Lenders shall be required with respect to release of the Guarantor.

The Revolving Facility Loan Documents shall contain provisions consistent with the Existing Revolving Credit Agreement for replacing non-consenting Revolving Lenders in connection with amendments and waivers requiring the consent of all Revolving Lenders or of all Revolving Lenders directly affected thereby so long as the Required Revolving Lenders shall have consented thereto.

Assignments and
Participations:	The Revolving Lenders shall be permitted to assign all or a portion of their Revolving Loans and Revolving Commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower, unless (i) the assignee is a Revolving Lender, an affiliate of a Revolving Lender or an approved fund or (ii) a payment or bankruptcy event of default has occurred and is continuing, in which such case such consent shall not be required and (b) the Administrative Agent; provided that the Borrower shall be deemed to have consented in any such assignment unless it shall object thereto by written notice to the

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Administrative Agent within 5 business days after having received notice thereof. In the case of a partial assignment (other than to another Revolving Lender, an affiliate of a Revolving Lender or an approved fund), the minimum assignment amount shall be $5,000,000 unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The Revolving Lenders shall also be permitted to sell participations in their Revolving Loans. Participants shall have the same benefits as the selling Revolving Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) above under the heading “Voting” with respect to which the affirmative vote of the Revolving Lender from which it purchased its participation would be required. Pledges of Revolving Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:	The Revolving Facility Loan Documents shall contain customary provisions consistent with the Existing Revolving Credit Agreement (a) protecting the Revolving Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Revolving Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Revolving Loan bearing interest at the Adjusted Eurodollar Rate (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The Revolving Facility Loan Documents shall contain provisions relating to “defaulting” Revolving Lenders consistent with the Existing Revolving Credit Agreement.

Indemnity and Expenses:	The Revolving Facility will contain provisions relating to indemnity, expense reimbursement and related matters consistent with the Existing Revolving Credit Agreement, and in any event to include that:

(i) the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Revolving Facility and the preparation, execution, delivery and administration of the Revolving Facility and any amendment or waiver with respect thereto (including the

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reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Revolving Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Revolving Facility Loan Documents; provided that the obligation to pay fees, disbursements and other charges of legal counsel shall be limited to the fees, disbursements and other charges of one counsel to the Administrative Agent, the Lead Arrangers and all Lenders (and, if reasonably necessary, of one additional local counsel in any other relevant jurisdiction) (and in the case of any actual or perceived conflict, an additional conflicts counsel with respect to each of the above); and

(ii) the Administrative Agent, the Lead Arrangers and the Revolving Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties).

Governing Law and
Jurisdiction:	The Revolving Facility Loan Documents will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in the borough of Manhattan and will waive any right to trial by jury. New York law will govern the Revolving Facility Loan Documents.

Counsel to the
Lead Arrangers, the Administrative Agent and the Revolving Lenders:	Simpson Thacher & Bartlett LLP.

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Exhibit B

$300 million plus €800 million Senior Unsecured Term Loan Facility

Summary of Terms and Conditions

Capitalized terms used herein but not defined have the meanings assigned to such terms in the Letter to which this Exhibit B is attached, and if applicable, the other exhibits thereto.

Transactions:	As described in Exhibit A under the heading “Transactions”.

Borrower:	As described in Exhibit A under the heading “Borrower”.

Guarantor:	As described in Exhibit A under the heading “Guarantor”.

Joint Bookrunners and
Joint Lead Arrangers:	J.P. Morgan Securities LLC (“JPMorgan”), Barclays Bank PLC (“Barclays”) and a financial institution to be agreed will act as joint bookrunners and joint lead arrangers (in such capacities, “Lead Arrangers”) for the Term Loan Facility (as defined below).

Administrative Agent:	J.P. Morgan Chase Bank, N.A. (“JPMCB”) will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Term Lenders (as defined below) and will perform the duties customarily associated with such role.

Syndication Agents:	Barclays and a financial institution to be agreed will act as syndication agents (in such capacity, the “Syndication Agents”) and will perform the duties customarily associated with such role.

Lenders:	JPMCB, Barclays, and other banks, financial institutions and institutional lenders arranged by the Lead Arrangers (each, a “Term Lender” and, collectively, the “Term Lenders”).

Type and Amount:	Up to $300 million plus €800 million of senior unsecured term loans (the “Term Loan Facility”, the loans thereunder the “Term Loans”; and the commitments thereunder, the “Term Loan Commitments”; the Term Loan Facility, collectively with the Revolving Facility, the “New Facilities”), comprised of two tranches: (a) a tranche of senior unsecured term loans in an amount up to €800 million (the “Five Year Term Loan Facility”) of which up to €300 million shall be structured as a delayed draw facility (the “Delayed Draw Facility”) and (b) a $300.0 million tranche of senior unsecured term loans (the “Two Year Term Loan Facility”). Commitments under the Term Loan Facility shall be denominated in U.S. dollars, except that commitments in respect of the Delayed Draw Facility shall be denominated in euros.

Closing Date/Delayed Draw:	The availability of the Term Loan Facility on the Closing Date shall be subject to satisfaction or waiver of the conditions set forth in Annex B hereto (the “Closing Date”). After the Closing Date and on or prior to the Delayed Draw Termination Date, the Delayed Draw Facility shall be available to be drawn subject to satisfaction of the conditions set forth in Exhibit A under the heading “Ongoing Conditions”.

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Purpose/Use of Proceeds:	The proceeds of the Term Loan Facility will be used to fund working capital and other general corporate purposes, including to partially fund the Transactions.

Availability:	A single drawing in a combination of U.S. dollars and euro on the Closing Date; provided that on and after the Closing Date the Delayed Draw Facility shall be available to be drawn in a combination of U.S. dollars and euro up to two times prior to and including the date that is six months after the Closing Date (the “Delayed Draw Termination Date”).

Maturity and Amortization:	The maturity date of the Two Year Term Loan Facility will be December 18, 2015 and the maturity date of the Five Year Term Loan Facility will be the date which is the fifth anniversary of the Closing Date (as applicable for each Term Loan Facility, the “Maturity Date”).

The Two Year Term Loan Facility shall be repayable in full on the applicable Maturity Date.

The Five Year Term Loan Facility shall be repayable in equal quarterly installments in an aggregate annual amount equal to 10% of the original amount of the Five Year Term Loan Facility during each of the first three years following the Closing Date, with such amounts increasing to 12.5% and 15% in the fourth and fifth years following the Closing Date, respectively. Any remaining amounts outstanding under the Five Year Term Loan Facility shall be payable in full on the applicable Maturity Date. With respect to the Delayed Draw Facility, the “original amount” of such Delayed Draw Facility for purposes of the amortization calculation shall be the amount of such Delayed Draw Facility outstanding upon the first drawing thereof (plus, if applicable, the amount initially outstanding as of any second drawing thereof).

Interest Rate, Additional
Interest and Certain Fees:	As set forth on Annex A-I.

Interest Payments:	Quarterly for Term Loans bearing interest based upon the Base Rate (as defined in Annex A-I); on the last day of selected interest periods (which will be one week or one, two or three months) for Term Loans bearing interest based upon the Adjusted Eurodollar Rate (as defined in Annex A-I); and upon prepayment (with respect to the principal amounts so prepaid), in each case payable in arrears and computed on the basis of a 360-day year with respect to Term Loans bearing interest based upon the Adjusted Eurodollar Rate, or Federal Funds effective rate (or a 365/366-day year with respect to Term Loans bearing interest based upon the Administrative Agent’s prime rate).

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Voluntary Prepayments:	Term Loans may be prepaid in whole or in part without premium or penalty (but with accrued interest); provided that Term Loans bearing interest based upon the Adjusted Eurodollar Rate will be prepayable only on the last day of the applicable interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Loans may not be reborrowed.

Mandatory Prepayments and
Commitment Reductions:	The Term Loan Facility will not require any mandatory prepayments or Term Commitment reductions.

Collateral:	The obligations under the Term Loan Facility will be unsecured.

Representations and
Warranties:	The Term Loan Facility will only contain the following representations and warranties: organization and powers; authorization and enforceability; government approvals and no conflicts; financial condition and no material adverse change; properties; litigation and environmental matters; compliance with laws and agreements (including anti-corruption, sanctions (including direct or knowing indirect use of proceeds for the purpose of sales, transactions or dealings in or with sanctioned countries to the extent prohibited by applicable law) and anti-terrorism laws); investment company status; taxes; ERISA; disclosure; use of proceeds (including margin regulations); and solvency of the Company and its subsidiaries on a consolidated basis as of the Closing Date.

Covenants:	The Term Loan Facility will only contain the following affirmative covenants: delivery of financial statements, notice of ratings changes and other information; notices of certain material events; maintenance of existence and conduct of business; payment of obligations; maintenance of properties, insurance, accounts; maintenance of books and records and inspection rights; compliance with laws; use of proceeds (including use of proceeds in compliance with the representation relating to anti-corruption, sanctions (including direct or knowing indirect use of proceeds for the purpose of sales, transactions or dealings in or with sanctioned countries to the extent prohibited by applicable law) and anti-terrorism laws); and further assurances (including with regard to assurances after entering into additional agreements that contain financial covenants and a requirement for any subsidiary that guarantees the Company’s (or its subsidiaries’) notes or syndicated credit facilities after the Closing Date to be added as a guarantor of the Term Loan Facility).

The Term Loan Facility will contain only the following negative covenants (subject to carve-outs, baskets and exceptions, including for the Target Surviving Debt (as defined below), it being understood the Target Surviving Debt shall not be “scheduled” debt but instead will be permitted pursuant to a separate new exception that may not be refinanced (unless another exception is available, in which case such new refinancing debt shall no longer be “Target Surviving Debt” for

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purposes of the exclusions set forth in this term sheet), that are consistent with the Existing Term Loan Credit Agreement): non-guarantor subsidiary indebtedness; liens; fundamental changes; investments, loans, advances, guarantees and acquisitions; swap agreements; restricted payments; transactions with affiliates; restrictive agreements; and disposition of assets.

The financial covenants shall be as follows:

The financial covenants shall be tested starting on the last day of the first full fiscal quarter after the Closing Date and thereafter on the last day of each subsequent fiscal quarter and shall consist of (a) a maximum consolidated Leverage Ratio (to be defined in a manner consistent with the Existing Term Loan Credit Agreement) of 5.50 to 1.00, with step-downs to 4.50 to 1.00 on the last day of the fiscal quarter ended on or about September 30, 2015, 3.75 to 1.00 on the last day of the fiscal quarter ended on or about March 31, 2016 and 3.50 to 1.00 on the last day of the fiscal ended on or about September 30, 2016; provided that after such level reaches (x) 3.50 to 1.00, it may be increased up to 0.50 to 1.00 or (y) 3.75 to 1.00, it may be increased up to 0.25 to 1.00, in each case, for up to four fiscal quarters after a qualified acquisition and (b) a minimum Interest Coverage Ratio (to be defined in a manner consistent with the Existing Term Loan Credit Agreement) of 3.50 to 1.00.

Events of Default:	The Term Loan Facility will contain the following events of default: failure to make payments when due (subject to customary grace periods in the case of failure to pay interest, fees or other amounts payable under the Term Loan Facility Documents); material inaccuracy of representations, warranties or certain deliverables when made or delivered; non-compliance with covenants (subject to a 30 day grace period in the case of certain affirmative covenants); cross payment default to material indebtedness (other than Target Surviving Debt); bankruptcy/insolvency; material judgments; ERISA; actual or asserted invalidity of Term Facility Loan Documents; and change of control.

For a period commencing on the Closing Date and ending on the date falling 90 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of any Loan Documents (as defined below), any breach of covenants, misrepresentation or other default which arises with respect to the Target and its subsidiaries will be deemed not to be a breach of representation or warranty, a breach of covenant or an event of default, as the case may be, if:

(i) it is capable of remedy and reasonable steps are being taken to remedy it;

(ii) the circumstances giving rise to it have not been procured by or approved by the Borrower or the Company; and

(iii) it is not reasonably likely to have a material adverse effect.

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If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or event of default, as the case may be, notwithstanding the above.

Voting:	Amendments and waivers with respect to the definitive documentation with respect to the Term Loan Facility, which shall be substantially consistent with the Existing Term Loan Facility Credit Agreement (the “Term Facility Loan Documents”) shall require the approval of Term Lenders holding more than 50% of the aggregate amount of the Term Loans (the “Required Lenders”), except that (a) the consent of each Term Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Term Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Term Lender’s Term Loan Commitment, (iv) changes in the pro rata sharing provisions and (v) reductions of any of the voting percentages, and (b) the consent of 100% of the Term Lenders shall be required with respect to release of the Guarantor.

The Term Facility Loan Documents shall contain customary provisions consistent with the Existing Term Loan Credit Agreement for replacing non-consenting Term Lenders in connection with amendments and waivers requiring the consent of all Term Lenders or of all Term Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.
Assignments and
Participations:	The Term Lenders shall be permitted to assign all or a portion of their Term Loans and Term Commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower, unless (i) the assignee is a Term Lender, an affiliate of a Term Lender or an approved fund or (ii) a payment or bankruptcy event of default has occurred and is continuing, in which such case such consent shall not be required and (b) the Administrative Agent, unless a Term Loan is being assigned to a Term Lender, an affiliate of a Term Lender or an approved fund, in which such case such consent shall not be required; provided that the Borrower shall be deemed to have consented in any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 business days after having received notice thereof. In the case of a partial assignment (other than to another Term Lender, an affiliate of a Term Lender or an approved fund), the minimum assignment amount shall be $5,000,000 unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The Term Lenders shall also be permitted to sell participations in their Term Loans.

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Participants shall have the same benefits as the selling Term Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) above under the heading “Voting” with respect to which the affirmative vote of the Term Lender from which it purchased its participation would be required. Pledges of Term Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:	The Term Facility Loan Documents shall contain customary provisions consistent with the Existing Term Loan Credit Agreement (a) protecting the Term Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Term Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term Loan bearing interest at the Adjusted Eurodollar Rate (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The Term Facility Loan Documents shall contain provisions relating to “defaulting” Term Lenders consistent with the Existing Term Loan Credit Agreement.

Indemnity and Expenses:	The Term Loan Facility will contain provisions relating to indemnity, expense reimbursement and related matters customary for transactions of this type consistent with the Existing Term Loan Credit Agreement, and in any event to include that:

(i) the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Term Loan Facility and the preparation, execution, delivery and administration of the Term Loan Facility and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Term Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Term Facility Loan Documents; provided that the obligation to pay fees, disbursements and other charges of legal counsel shall be limited to the fees, disbursements and other charges of one counsel to the Administrative Agent, the Lead Arrangers and all Lenders and one

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additional Irish counsel to the Administrative Agent, the Lead Arrangers (and, if reasonably necessary, of one additional local counsel in any other relevant jurisdiction) (and in the case of any actual or perceived conflict, an additional conflicts counsel with respect to each of the above); and

(ii) the Administrative Agent, the Lead Arrangers and the Term Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties).
Governing Law and
Jurisdiction:	The Term Facility Loan Documents will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in the borough of Manhattan and will waive any right to trial by jury. New York law will govern the Term Facility Loan Documents.
Counsel to the
Lead Arrangers, the Administrative Agent and the Term Lenders:	Simpson Thacher & Bartlett LLP.

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Annex A-I

Interest Rate and Certain Fees

Interest Rate:	All amounts under each New Facility will bear interest, at the applicable borrower’s option (provided that the Base Rate shall only apply to loans denominated in U.S. dollars (Revolving Loans and Term Loans, collectively, “Loans”)), at a rate per annum equal to:

(a) at a fluctuating rate per annum equal to the greatest of (x) the Administrative Agent’s prime rate and (y) the Federal Funds effective rate plus 0.5% and (z) the one-month Adjusted Eurodollar Rate plus 1.0% (the “Base Rate”) plus the Applicable Margin (as defined below); or

(b) at a fluctuating rate per annum equal to (x) the rate per annum determined by the Administrative Agent to be the offered rate for eurodollar deposits in the applicable currency for a period of one week or one, two or three months appearing at approximately 11:00 a.m. London time two business days prior to the borrowing date on the page of the applicable Reuters Screen which displays an average ICE Benchmark Administration LIBOR or any successor substitute page for such applicable currency or (y) if the applicable screen rate in clause (x) above is not available for a given interest period, an interpolated rate determined in a manner consistent with the Existing Credit Agreements or (z) if no screen rate is available the arithmetic mean (rounded up to four decimal places) of the rates quoted by reference banks to leading banks in the London interbank market for the offering of deposits in the applicable currency for such period; in each case as adjusted for applicable reserve requirements; provided such rate shall never be less than zero (the “Adjusted Eurodollar Rate”); plus the Applicable Margin (as defined below).

The “Applicable Margin” and Commitment Fee will be determined as of any date by reference to the pricing grid contained on Annex A-II based on the credit rating for Index Debt of the Company from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other person or subject to any other credit enhancement.

The basis for calculating accrued interest and the interest periods for Loans bearing interest at the Adjusted Eurodollar Rate will be consistent with the applicable Existing Credit Agreement.

Annex A-I

Ticking Interest:	Commencing on the date that the definitive documentation with respect to the applicable New Facility is initially effective (provided that in no event shall the fee set forth below commence earlier than 60 days after the date the commitment letter in respect of the Bridge Facility is fully executed (such date, the “Ticking Interest Start Date”)), the Borrower(s) will pay a non-refundable ticking interest (the “Ticking Interest”) for the account of each Lender (including JPMCB and Barclays) at a rate per annum (x) equal to 0.15% until the receipt of a publicly issued senior unsecured indebtedness rating for the Company (after giving effect to the Acquisition from the ratings advisory service of Moody’s and a publicly issued corporate credit rating for the Company (after giving effect to the Acquisition) from the ratings advisory service of S&P and (y) thereafter, determined in accordance with the grid on Annex A-II hereto of the daily aggregate amount of the commitments of each applicable Lender in respect of the commitments under the New Term Loan Facility that are in excess of the outstanding principal amount of the Existing Term Loan Facility and the commitments under the New Revolving Facility in excess of the outstanding aggregate commitments under the Existing Revolving Facility, as in effect from the Ticking Interest Start Date and from time to time through and including the earlier of (i) the date of termination of the commitments under the applicable New Facility and (ii) the Closing Date, which fee shall be earned and shall be payable on such earlier date.

Commitment Fees:	The Borrower shall pay a commitment fee (the “Commitment Fee”) calculated at a rate per annum determined in accordance with the grid on Annex A-II hereto on the average daily unused portion of the Revolving Facility and on the average daily unused portion of the Delayed Draw Facility outstanding after the Closing Date, payable quarterly in arrears and at termination in full of the applicable commitment. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Interest:	The Borrower under the Revolving Facility shall pay interest on the face amount of each Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Adjusted Eurodollar Loans under the Revolving Facility. Such interest shall be shared ratably among the Revolving Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

Fronting fees in an amount equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	Upon the occurrence and during the continuance of any default or event of default, interest on all overdue amounts (including, without limitation, principal) will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”).

Annex A-I

Annex A-II

PRICING GRID

	Applicable Margin
	Rating	Adjusted Eurodollar Rate	Base Rate	Commitment Fee/Ticking Interest
Level 1	BBB+/ Baa1 or better	1.125%	0.125%	0.125%
Level 2	BBB/Baa2	1.25%	0.25%	0.15%
Level 3	BBB-/Baa3	1.50%	0.50%	0.20%
Level 4	BB+/Ba1	1.75%	0.75%	0.25%
Level 5	Any ratings lower than Level 4	2.00%	1.00%	0.30%

In the event of a split rating, the Applicable Margin, Commitment Fee and Ticking Interest will be determined by reference to the higher rating; provided that if the ratings are split by more than one Level, the Applicable Margin, Commitment Fee and Ticking Interest shall be determined by reference to the Level in the grid above that is one lower than the Level in which the higher rating appears.

Annex A-II

Annex B

Conditions Precedent to the Facilities

Subject to the Limited Conditionality Provision, the availability of the Facilities on the Closing Date shall be subject to the satisfaction or waiver of the following conditions:

1.	Loan Documents. With respect to the applicable Facility, the Borrower shall have executed and delivered or caused to be executed and delivered definitive documentation with respect to the Facilities (the “Loan Documents”).

2.	Opinions, Certificates, Etc. The Administrative Agent shall have received customary closing documents, limited to customary officer’s certificates, a solvency certificate (with respect to the Company and its subsidiaries), secretary’s certificates, incumbencies, legal opinions, corporate documents and evidence of authorization that are customary for financings of the type described herein.

3.	Payment of Fees and Expenses. All fees, interest and other amounts due and payable as of the Closing Date to the Lead Arrangers, Administrative Agent and the Lenders under the Loan Documents and pursuant to any fee or similar letters shall be paid, including, to the extent invoiced by the relevant Person, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower.

4.	Know Your Customer Information. The Administrative Agent shall have received, at least 2 business days prior to the Closing Date to the extent requested at least 15 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case relating to the Company and its Subsidiaries.

5.	Notice of Borrowing. To the extent borrowings are being made under the applicable Facility on the Closing Date, the Administrative Agent shall have received a notice of borrowing in form and substance reasonably satisfactory to the Administrative Agent.

6.	Purchase Agreement Representations and Specified Representations. The Purchase Agreement Representations and Specified Representations shall each be true and correct in all material respects on and as of the Closing Date as if made on such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.	Purchase Agreement. The Acquisition shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms and conditions of the Purchase Agreement, without giving effect to any modifications, amendments, consents requests or waivers (including any modifications as a result of clause 7.4(c)(i) of the Purchase Agreement) by the Company (or its applicable affiliate) thereunder that are materially adverse to the interests of the Lenders, without the prior written consent of the Administrative Agent (it being understood and agreed that (a) (i) the any increase in the purchase price funded with the issuance of any equity securities by the Company or any of its subsidiaries; (ii) any increase in the purchase price funded other than through the issuance of equity securities by the Company or any of its subsidiaries of not more than 10%; and (iii) any decrease in the purchase price of not more than 10% accompanied by a reduction in the Commitments on a dollar for dollar basis, in each case, shall not be deemed materially adverse to the interests of the Lenders and (b) any modification, amendment or waiver of the Purchase Agreement Representations shall be deemed materially adverse to the interests of the Lenders and may only be modified, amended or waived with the consent of the Administrative Agent).

Annex B-1

8.	No Target Material Adverse Effect. Since the date hereof there has not been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and which is not remedied prior to and continuing on the Closing Date. For purposes hereof Material Adverse Effect means any change, effect, event, occurrence, state of facts or developments that, individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect, on the business, assets, liabilities, results of operations or financial conditions of the Group Companies (as defined in the Purchase Agreement), taken as whole, but will exclude any effect resulting from (i) the announcement or performance of the Purchase Agreement, including any effect on customer, supplier, distributor, licensor, licensee, employee or similar relationships resulting therefrom; (ii) any change in conditions in any local or global economy or capital or financial markets, including any change in interest or exchange rates; (iii) any regulatory, political or economic condition generally affecting the industries in which the Group Companies operate; (iv) changes in IFRS or GAAP or the interpretation or enforcement thereof by any governmental authority, (v) any natural disaster, hostilities, act of terrorism or war (whether declared, pending or threatened) or the material escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or war; (vi) the adoption, implementation, promulgation, repeal, modification or reinterpretation by any governmental authority, government program, industry standard or applicable Law (as defined in the Purchase Agreement); or (vii) any failure, in and on itself, to meet internal projections, forecasts or revenue or earning predictions for any period (except that any change, effect or event that may be the cause of such failure (to the extent not otherwise covered by another exception to this definition) may be taken into account; (viii) the identity of the Purchaser (as defined in the Purchase Agreement); or (ix) any Company shareholder litigation relating to the Purchase Agreement or the transactions contemplated hereby; except in the case of each of (ii), (iii), (iv), (v) and (vi), for any such change, effect, event, occurrence, state of facts or developments that has a disproportionate effect on the Group Companies, taken as a whole, compared to other participants in the business and industries in which the Group Companies operate.

9.	Historical Financial Statements. The Administrative Agent shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the each of Perrigo Company and its subsidiaries and Elan Corporation, PLC and its subsidiaries (or if applicable, the Company and its subsidiaries) and the Target and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date, it being acknowledged that this condition 9(a) has been satisfied in respect of the fiscal years 2011, 2012, and 2013 and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries and the Target and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K, form 10-Q or such other public filings by the applicable entities will satisfy the foregoing requirements with respect to the Company, the Target and their subsidiaries.

10.	Pro Forma Financial Statements. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income and cash flows of the Company and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income and cash flows).

Exhibit B-2

11.	Existing Indebtedness. On the Closing Date, after giving effect to the Transactions, neither the Company nor any of its subsidiaries shall have any material indebtedness for borrowed money other than (a) the Bridge Facility (and/or the New Senior Notes issued in lieu of the Bridge Facility), (b) the Facilities, (c) the Existing Revolving Facility (provided that a condition to the availability of the New Revolving Facility shall be the termination and repayment in full of the Existing Revolving Facility), (d) the Existing Term Loan Facility (provided that a condition to the availability of the New Term Loan Facility shall be the termination and repayment in full of the Existing Term Loan Facility), (e) the existing senior unsecured notes of the Company in an aggregate outstanding principal amount not to exceed $2.3 billion, (f) any indebtedness under any asset securitization transactions permitted under the Existing Credit Agreements, and (g) (i) Omega Pharma Invest NV’s 5.125% retail bonds due December 12, 2017 in the amount of €300,000,000, (ii) Omega Pharma NV’s 4.500% retail bonds due May 23, 2017 in the amount of €180,000,000, (iii) Omega Pharma NV’s 5.000% retail bonds due May 23, 2019 in the amount of €120,000,000, (iv) Omega Pharma NV’s 6.190% Series D Guaranteed Senior Notes July 18, 2016 in the amount, after taking into account hedging arrangements, of €16,247,000 (unhedged original issuance of $20,000,000), (v) Omega Pharma NV’s 5.1045% Guaranteed Senior Notes due July 28, 2023 in the amount of €135,043,889, (vi) amounts borrowed under that certain €525,000,000 revolving facility agreement, dated July 14, 2011, between Omega Pharma NV, Omega Pharma NV and Omega Pharma Capital NV as original borrowers, and ING Bank NV as agent, provided that substantially contemporaneously with the availability of the Facilities on the Closing Date the Company or its applicable subsidiary shall have delivered irrevocable written notice to the applicable parties thereunder that the prepayment and termination in full of such existing revolving facility shall occur no later than the 10th business day following the Closing Date (or such later date mutually agreed to by the Company and the Administrative Agent) (clauses (i) through (vi), collectively, “Target Surviving Debt”), (vii) other indebtedness of the Target and its subsidiaries relating to cash pooling and overdraft arrangements otherwise permitted under the Loan Documents (it being understood that indebtedness permitted pursuant to this clause (vii) shall not be “scheduled” debt but instead will be permitted pursuant to other negative covenant exceptions set forth in the Loan Documents), and (viii) other indebtedness to be agreed by the Borrower and the Administrative Agent.

Exhibit B-3

Exhibit C

Required Amendments to Existing Credit Agreements

1.	Modify the financial covenants in Sections 6.10 (Leverage Ratio) and 6.11 (Interest Coverage Ratio) of each Existing Credit Agreement so that they are consistent with the financial covenants set forth in the Term Sheets under the heading “Covenants”.

2.	To the extent not otherwise permitted by Section 6.04 (Investments) of each Existing Credit Agreement, modify Section 6.04 of each Existing Credit Agreement by adding a new clause (h) thereto permitting the Acquisition.

3.	To the extent not otherwise permitted by Section 6.01 (Non-Guarantor Subsidiary Indebtedness) of each Existing Credit Agreement, modify Section 6.01 of each Existing Credit Agreement to permit the Target Surviving Debt, in a manner consistent with that set forth in the New Term Sheets.

4.	Modify the covenants in Section 5.09 (Additional Covenants) of each Existing Credit Agreement to exclude the Target Surviving Debt from the “most favored nation” provisions contained therein.

5.	Modify the events of default described in Paragraph (f) and Paragraph (g) of Article 7 of each Existing Credit Agreement to exclude cross defaults to the Target Surviving Debt.

Annex B-1